Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports Third Quarter 2024 Financial Results

Solid execution and cost discipline

Poised for next phase of Transformational Journey

Third Quarter 2024 Financial Highlights:

•
Net Revenues of $1,333 million for the third quarter of 2024 were down 3% compared to $1,379 million in the third quarter of 2023 and were approximately flat compared to $1,338 million in the second quarter of 2024.
•
Net Loss from continuing operations of $213 million for the third quarter of 2024 compared to net income of $28 million in the third quarter of 2023 and net income of $20 million in the second quarter of 2024.
•
Adjusted EBITDA1 of $214 million for the third quarter of 2024 compared to $227 million in the third quarter of 2023 and $183 million in the second quarter of 2024.
•
Diluted loss per share from continuing operations of $1.18 for the third quarter of 2024 compared to diluted earnings per share of $0.15 in the third quarter of 2023 and diluted earnings per share of $0.10 in the second quarter of 2024.
•
Adjusted EPS1 of $0.36 for the third quarter of 2024 compared to $0.32 in the third quarter of 2023 and $0.17 in the second quarter of 2024.

LAKE FOREST, Ill., (November 12, 2024) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the third quarter of 2024. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “Our execution during the third quarter was solid and we made meaningful progress on our long-term strategy. We maintained strict cost discipline, optimized enterprise resources and overcame challenges at the Pine Bluff, Arkansas mill during its final quarter under our ownership. As we advance to the next phase of our transformational journey, we intend to leverage our heritage of product innovation and design to foster growth and assist our customers in achieving their sustainability goals.”

King continued, “In late September and early October, some of our teams and communities were significantly impacted by Hurricanes Helene and Milton. The safety and well-being of our team members remain our utmost priority. It’s been truly inspiring to witness our teams swiftly activate contingency plans in response to these severe weather events, showcasing their commitment to serving our customers and supporting the affected communities.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “Our third quarter results reflect our efforts to right size our operations and manage resources to align with the broader demand environment. Our team has done an excellent job reducing our cost to serve by implementing various initiatives to set Pactiv Evergreen up for success. Compared to the prior quarter, we reduced our leverage profile and are on track to deliver on the cost savings targets we laid out in August. We are also continuing to invest in areas of the business to drive growth for Pactiv Evergreen and create value for our stockholders.”

1 Adjusted EBITDA and Adjusted EPS are non-GAAP measures. All references to Adjusted EBITDA and Adjusted EPS are references to Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations, respectively. Refer to their definitions in the discussion on non-GAAP financial measures and the accompanying reconciliations below.

Third Quarter 2024 Results vs. Third Quarter 2023 Results

Net revenues in the third quarter of 2024 were $1,333 million compared to $1,379 million in the third quarter of 2023. The decrease was primarily due to lower sales volume, partially offset by favorable pricing in the Foodservice segment, mainly due to the pass through of higher material costs, and favorable product mix in the Food and Beverage Merchandising segment. Lower sales volume was mostly due to a focus on value over volume in the Food and Beverage Merchandising segment and the broader demand environment.

Net loss from continuing operations was $213 million, or $1.18 per diluted share, in the third quarter of 2024 compared to net income of $28 million, or $0.15 per diluted share, in the third quarter of 2023. The change was principally due to the $322 million impairment charge resulting from the divestiture of our Pine Bluff, Arkansas mill and our Waynesville, North Carolina extrusion facility (the “Mill Transaction”). The change also reflects a $60 million decrease in tax expense largely as a result of the aforementioned impairment charge.

Adjusted EBITDA1 was $214 million and Adjusted EPS1 was $0.36 in the third quarter of 2024 compared to $227 million and $0.32, respectively, in the third quarter of 2023. The decrease in Adjusted EBITDA1 reflects higher manufacturing costs and lower sales volume, partially offset by lower incentive based compensation costs, favorable product mix in the Food and Beverage Merchandising segment and favorable pricing, net of material costs passed through, in the Foodservice segment. The increase in Adjusted EPS1 is primarily due to impacts of the aforementioned Mill Transaction.

Segment Results

Foodservice

	For the Three Months Ended September 30,				Components of Change in Net Revenues
(In millions, except for %)	2024	2023	Change	Change %	Price/Mix	Volume
Total segment net revenues	$670	$675	$(5)	(1)%	1%	(2)%
Segment Adjusted EBITDA	$120	$117	$3	3%
Segment Adjusted EBITDA margin[2]	18%	17%

2 For each segment, segment Adjusted EBITDA margin is calculated as segment Adjusted EBITDA divided by total segment net revenues.

The decrease in net revenues was mostly due to lower sales volume, partially offset by favorable pricing, largely due to the pass through of higher material costs. Lower sales volume was due to the broader demand environment.

The increase in Adjusted EBITDA reflects favorable pricing, net of material costs passed through, and lower incentive based compensation costs, partially offset by higher manufacturing costs.

Food and Beverage Merchandising

	For the Three Months Ended September 30,				Components of Change in Net Revenues
(In millions, except for %)	2024	2023	Change	Change %	Price/Mix	Volume	Mill Closure
Total segment net revenues	$667	$712	$(45)	(6)%	3%	(8)%	(1)%
Segment Adjusted EBITDA	$111	$130	$(19)	(15)%
Segment Adjusted EBITDA margin	17%	18%

The decrease in net revenues was primarily due to lower sales volume, partially offset by favorable product mix. Lower sales volume was due to a focus on value over volume and the broader demand environment.

The decrease in Adjusted EBITDA reflects higher manufacturing costs and lower sales volume, partially offset by favorable product mix and lower incentive based compensation costs.

Third Quarter 2024 Results vs. Second Quarter 2024 Results

Net revenues in the third quarter of 2024 were $1,333 million compared to $1,338 million in the second quarter of 2024. The decrease was mostly due to lower sales volume, partially offset by favorable pricing in the Food and Beverage Merchandising segment and favorable product mix in the Foodservice segment. Lower sales volume was mainly due to seasonal trends in the Food and Beverage Merchandising segment.

Net loss from continuing operations was $213 million, or $1.18 per diluted share, in the third quarter of 2024 compared to net income of $20 million, or $0.10 per diluted share, in the second quarter of 2024. The change was principally due to the $322 million Mill Transaction impairment charge. The change also reflects a $49 million decrease in tax expense largely as a result of the aforementioned impairment charge.

Adjusted EBITDA1 was $214 million and Adjusted EPS1 was $0.36 in the third quarter of 2024 compared to $183 million and $0.17, respectively, in the second quarter of 2024. The increase in Adjusted EBITDA1 and Adjusted EPS1 was mainly due to lower manufacturing costs as a result of a planned mill outage during the second quarter, favorable pricing, net of material costs passed through, and favorable product mix, partially offset by lower sales volume.

Segment Results

Foodservice

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	September 30, 2024	June 30, 2024	Change	Change %	Price/Mix	Volume
Total segment net revenues	$670	$668	$2	—%	1%	(1)%
Segment Adjusted EBITDA	$120	$109	$11	10%
Segment Adjusted EBITDA margin	18%	16%

The increase in net revenues was mostly due to favorable product mix, largely offset by lower sales volume.

The increase in Adjusted EBITDA was primarily due to favorable product mix, favorable pricing, net of material costs passed through, and lower incentive based costs, partially offset by higher manufacturing costs.

Food and Beverage Merchandising

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	September 30, 2024	June 30, 2024	Change	Change %	Price/Mix	Volume
Total segment net revenues	$667	$674	$(7)	(1)%	1%	(2)%
Segment Adjusted EBITDA	$111	$93	$18	19%
Segment Adjusted EBITDA margin	17%	14%

The decrease in net revenues was due to lower sales volume which was attributable to seasonal trends, partially offset by favorable pricing due to pricing actions.

The increase in Adjusted EBITDA reflects lower manufacturing costs, mainly as a result of a planned mill outage during the second quarter, favorable pricing, net of material costs passed through, and lower incentive based costs, partially offset by lower sales volume.

Balance Sheet and Cash Flow Highlights

The Company continues to deliver on its commitment to strengthen its balance sheet. Since December 31, 2022, the Company has reduced its total outstanding debt by $641 million, and Net Debt3 declined by $278 million. The Company’s Board of Directors declared a third quarter 2024 dividend on November 8, 2024 of $0.10 per share of common stock, payable on December 13, 2024 to shareholders of record as of December 2, 2024.

(In millions)	As of September 30, 2024	(In millions)	For the Three Months Ended September 30, 2024
Total outstanding debt	$3,495	Net cash flow provided by operating activities	$244
Cash and cash equivalents	(168)	Capital expenditures	(54)
Net Debt[3]	$3,327	Free Cash Flow[3]	$190

Outlook

“We have made significant progress on our strategy this year, and as we look ahead to 2025, we believe we have established a solid foundation for the next leg of our transformational journey. We are dedicated to carefully overseeing our operations, preserving a strong balance sheet and driving growth, which includes innovation and identifying opportunities to extend our reach beyond the conventional channels we currently serve,” said Mr. King. “The Company is updating its existing guidance range for full year 2024 Adjusted EBITDA1 to a range of $800 million to $810 million in light of the performance of the operations divested in the Mill Transaction prior to closing,” he added.

The Company has not reconciled the non-GAAP measure Adjusted EBITDA1 to the GAAP measure net income (loss) on a forward-looking basis in this release because the Company does not provide guidance for certain of the reconciling items on a consistent basis, including but not limited to items relating to restructuring, asset impairment and other related charges, depreciation and amortization expense, net interest expense and income taxes, which would be required to include a reconciliation of Adjusted EBITDA1 to GAAP net income (loss), as the Company is unable to quantify these amounts without unreasonable efforts.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on November 12, 2024 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may register for the call here. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. The Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

3 Net Debt and Free Cash Flow are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures below.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to future financial and operational results, our ability to assist our customers in achieving their sustainability goals, our ability to drive growth and create value for stockholders and our ability to preserve a strong balance sheet, innovate and identify opportunities to extend our reach beyond our conventional channels. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow and Net Debt.

The Company defines Adjusted EBITDA from continuing operations as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash and gains or losses on certain legal settlements.

The Company defines Adjusted EPS from continuing operations as diluted (loss) earnings per share from continuing operations (“EPS”) calculated in accordance with GAAP adjusted for the after-tax effect of certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives, foreign exchange losses on cash, gains or losses on certain legal settlements and gains or losses on debt extinguishments.

The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures.

The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents.

The Company has provided herein a reconciliation of (i) net income (loss) from continuing operations to Adjusted EBITDA from continuing operations, (ii) diluted (loss) EPS from continuing operations to Adjusted EPS from continuing operations, (iii) net cash provided by operating activities to Free Cash Flow and (iv) total debt to Net Debt, in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA from continuing operations to assist in comparing performance from period to period and as a measure of operational performance. It is a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management and Chief Operating Decision Maker, who is the President and Chief Executive Officer, use the Adjusted EBITDA from continuing operations of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA from continuing operations provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. Like Adjusted EBITDA from continuing operations, management believes Adjusted EPS from continuing operations is useful to investors, analysts and others to facilitate operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above.

The Company presents Free Cash Flow to assist in comparing liquidity from period to period and to provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA from continuing operations, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt as a supplemental measure to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find this measure useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA from continuing operations, Adjusted EPS from continuing operations and other metrics derived from them, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations and you should not infer from our presentation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of (Loss) Income

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Net revenues	$1,250	$1,255	$1,286
Related party net revenues	83	83	93
Total net revenues	1,333	1,338	1,379
Cost of sales	(1,078)	(1,115)	(1,098)
Gross profit	255	223	281
Selling, general and administrative expenses	(115)	(122)	(137)
Restructuring, asset impairment and other related charges	(338)	(6)	(28)
Other income (expense), net	2	2	(3)
Operating (loss) income from continuing operations	(196)	97	113
Non-operating income (expense), net	1	—	(2)
Interest expense, net	(56)	(66)	(61)
(Loss) income from continuing operations before tax	(251)	31	50
Income tax benefit (expense)	38	(11)	(22)
(Loss) income from continuing operations	(213)	20	28
Income from discontinued operations, net of income taxes	—	—	2
Net (loss) income	(213)	20	30
Income attributable to non-controlling interests	—	(1)	(1)
Net (loss) income attributable to Pactiv Evergreen Inc. common shareholders	$(213)	$19	$29
(Loss) earnings per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations
Basic	$(1.18)	$0.11	$0.15
Diluted	$(1.18)	$0.10	$0.15
From discontinued operations
Basic	$—	$—	$0.01
Diluted	$—	$—	$0.01
Total
Basic	$(1.18)	$0.11	$0.16
Diluted	$(1.18)	$0.10	$0.16

Weighted-average shares outstanding - basic	179.9	179.7	178.7
Weighted-average shares outstanding - diluted	179.9	181.0	179.7

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of September 30, 2024	As of June 30, 2024	As of September 30, 2023
Assets
Cash and cash equivalents	$168	$95	$233
Accounts receivable, net	463	486	470
Related party receivables	28	37	38
Inventories	760	881	846
Other current assets	126	116	109
Assets held for sale	99	—	7
Total current assets	1,644	1,615	1,703
Property, plant and equipment, net	1,164	1,473	1,469
Operating lease right-of-use assets, net	268	272	276
Goodwill	1,807	1,815	1,815
Intangible assets, net	959	974	1,019
Other noncurrent assets	209	213	164
Total assets	$6,051	$6,362	$6,446
Liabilities
Accounts payable	$382	$367	$329
Related party payables	7	7	10
Current portion of long-term debt	6	20	18
Current portion of operating lease liabilities	62	66	63
Income taxes payable	3	12	5
Accrued and other current liabilities	372	321	447
Liabilities held for sale	22	—	—
Total current liabilities	854	793	872
Long-term debt	3,489	3,572	3,593
Long-term operating lease liabilities	222	223	225
Deferred income taxes	185	226	255
Long-term employee benefit obligations	56	57	59
Other noncurrent liabilities	156	155	138
Total liabilities	$4,962	$5,026	$5,142
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,085	1,332	1,300
Non-controlling interests	4	4	4
Total equity	1,089	1,336	1,304
Total liabilities and equity	$6,051	$6,362	$6,446

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Operating Activities:
Net (loss) income	$(213)	$20	$10	$22	$30
Adjustments to reconcile net (loss) income to operating cash flows:
Depreciation and amortization	75	80	79	82	85
Deferred income taxes	(38)	(5)	(11)	(26)	—
Asset impairment and restructuring related non-cash charges (net of reversals)	323	1	1	12	3
Non-cash portion of operating lease expense	21	21	21	20	20
Other non-cash items, net	8	8	5	12	13
Change in assets and liabilities:
Accounts receivable, net	29	(17)	(51)	51	(3)
Inventories	16	30	(60)	(7)	75
Accounts payable	13	39	35	(28)	(15)
Operating lease payments	(21)	(21)	(21)	(20)	(19)
Accrued and other current liabilities	63	(35)	(55)	(52)	43
Other assets and liabilities	(32)	(27)	14	15	6
Net cash provided by (used in) operating activities	244	94	(33)	81	238
Investing Activities:
Acquisition of property, plant and equipment	(54)	(57)	(41)	(107)	(62)
Purchase of investments	—	—	(23)	—	—
Receipt of refundable exclusivity payment	—	10	—	—	—
Other investing activities	1	5	6	2	9
Net cash used in investing activities	(53)	(42)	(58)	(105)	(53)
Financing Activities:
Term loan debt proceeds	—	372	—	—	—
Term loan debt repayments	(70)	(725)	—	(24)	(229)
Revolver proceeds	—	373	18	—	—
Revolver repayments	(25)	(18)	(18)	—	—
Deferred financing transaction costs	—	(7)	—	—	—
Dividends paid to common shareholders	(18)	(18)	(18)	(17)	(18)
Other financing activities	(3)	(3)	(8)	(5)	(3)
Net cash used in financing activities	(116)	(26)	(26)	(46)	(250)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(2)	1	—	(4)
Increase (decrease) in cash, cash equivalents and restricted cash	73	24	(116)	(70)	(69)
Cash, cash equivalents and restricted cash, including amounts classified as held for sale, as of beginning of the period	95	71	187	257	326
Cash, cash equivalents and restricted cash as of end of the period	$168	$95	$71	$187	$257
Cash, cash equivalents and restricted cash are comprised of:
Cash and cash equivalents	168	95	71	164	233
Restricted cash classified as other current assets	—	—	—	2	—
Restricted cash classified as other noncurrent assets	—	—	—	21	24
Cash, cash equivalents and restricted cash as of end of the period	$168	$95	$71	$187	$257

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Reportable segment net revenues
Foodservice	$670	$668	$675
Food and Beverage Merchandising	667	674	712
Intersegment revenues	(4)	(4)	(8)
Total net revenues	$1,333	$1,338	$1,379

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Reportable segment Adjusted EBITDA
Foodservice	$120	$109	$117
Food and Beverage Merchandising	111	93	130
Unallocated	(17)	(19)	(20)
Adjusted EBITDA (Non-GAAP)	$214	$183	$227

Pactiv Evergreen Inc.

Reconciliations of Net (Loss) Income from Continuing Operations to Adjusted EBITDA and Diluted EPS from Continuing Operations to Adjusted EPS

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023
	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net loss to Adjusted EBITDA	Diluted EPS to Adjusted EPS
Net (loss) income from continuing operations / Diluted EPS from continuing operations (Reported GAAP Measure)	$(213)	$(1.18)	$20	$0.10	$28	$0.15
Income tax (benefit) expense	(38)		11		22
Interest expense, net (excluding loss on extinguishment of debt)	56		60		61
Loss on extinguishment of debt	—	—	6	0.02	—	—
Depreciation and amortization (excluding restructuring-related charges)	70		75		81
Beverage Merchandising Restructuring charges(1)	336	1.51	7	0.03	32	0.15
Footprint Optimization charges(2)	4	0.02	3	0.01	—	—
Other restructuring and asset impairment charges	2	0.01	2	0.01	—	—
Loss on sale of businesses and noncurrent assets	—	—	1	—	—	—
Non-cash pension (income) expense(3)	(1)	—	—	—	2	0.01
Unrealized gains on commodity derivatives	(1)	—	(1)	—	(1)	—
Foreign exchange (gains) losses on cash	(1)	—	(1)	—	2	0.01
Adjusted EBITDA / Adjusted EPS(4) (Non-GAAP Measure)	$214	$0.36	$183	$0.17	$227	$0.32
(1)
Reflects charges related to the Beverage Merchandising Restructuring, including $322 million of non-cash Mill Transaction impairment charges recorded during the three months ended September 30, 2024. Also includes $3 million, $3 million and $4 million of accelerated depreciation expense for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively.
(2)
Reflects charges related to the Footprint Optimization, including $2 million and $3 million of accelerated depreciation expense for the three months ended September 30, 2024 and June 30, 2024, respectively.
(3)
Reflects the non-cash pension (income) expense related to our employee benefit plans.
(4)
Income tax (benefit) expense, interest expense, net (excluding loss on extinguishment of debt) and depreciation and amortization (excluding restructuring-related charges) are not adjustments from diluted EPS to calculate Adjusted EPS. Adjustments were tax effected using the applicable effective income tax rate for each period. For the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, the tax effect of the adjustments were income of $0.34 per diluted share, income of $0.02 per diluted share and income of $0.03 per diluted share, respectively.